VOCERA COMMUNICATIONS, INC.
2012 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK UNIT AWARD

GRANT NUMBER:___________
Unless otherwise defined herein, the terms defined in the Vocera Communications, Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance Stock Unit Award (the “Grant Notice”) and the attached Performance Stock Unit Award Agreement (the “Award Agreement”).
You (“Participant”) have been granted an award (the “Award”) of Performance Stock Units (“Units”), each of which is a right to receive the value of one (1) Share under the Plan subject to the terms and conditions of the Plan, this Grant Notice, and the Award Agreement, which are incorporated herein by reference.

Participant: Address:
Grant Date:
Target Number of Units:	_____________, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	_____________, which is 200% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Periods (as defined in Section 1.12, as modified by Section 4.3, of the Award Agreement):
First Performance Period	The single fiscal year beginning June 1, 2020 and ending May 31, 2021.
Second Performance Period	The two fiscal years beginning June 1, 2020 and ending May 31, 2022.
Third Performance Period	The three fiscal years beginning June 1, 2020 and ending May 31, 2023.
Benchmark Index:	The S&P 600 Health Care Equipment and Services Index
Performance Multiplier:	As determined pursuant to Section 2.1 of the Award Agreement.
Earned Units:	The number of Units that may vest is based on the achievement of Company TSR Percentile Rank
First Performance Period Earned Units (as set forth in Section 2.2(a) of the Award Agreement)
The number of First Performance Period Earned Units, if any (not to exceed one-third of the Target Number of Units), shall equal the product of (a) one-third of the Target Number of Units and (b) the Performance Multiplier determined for the First Performance Period.

Second Performance Period Earned Units (as set forth in Section 2.2(b) of the Award Agreement)
The number of Second Performance Period Earned Units, if any (not to exceed one-third of the Target Number of Units), shall equal the product of (a) one-third of the Target Number of Units and (b) the Performance Multiplier determined for the Second Performance Period.

Third Performance Period Earned Units (as set forth in Section 2.2(c) of the Award Agreement)
The number of Third Performance Period Earned Units, if any (not to exceed the Maximum Number of Units when combined with the First Performance Period Earned Units and the Second Performance Period Earned Units), shall equal the excess, if any, of (a) the product of (i) the Target Number of Units and (ii) the Performance Multiplier determined for the Third Performance Period, reduced by (b) the sum of the First Performance Period Earned Units and the Second Performance Period Earned Units.

Vesting:	As provided in Section 4 of the Award Agreement.
Settlement:	As provided in Section 5 of the Award Agreement.
Expiration Date:
This Award expires on the earlier to occur of: (a) the date on which this Award is settled in full, (b) the date following the conclusion of the Third Performance Period, if it has been determined that the performance metrics have not been achieved and (c) the fourth (4th) anniversary of the Date of Grant. This Award expires earlier if Participant’s Service terminates earlier, as described in the Agreement.

You understand that your employment or consulting relationship or Service with the Company or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Grant Notice, the Award Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the Units pursuant to this Grant Notice is earned only by continuing Service as an Employee, Director or Consultant of the Company. You agree and acknowledge that the vesting applicable to the Units may change prospectively in the event that your Service status changes between full and part time status, or in the event of certain leaves of absence, in accordance with Company policies relating to work schedules and vesting of awards. By accepting this Award, you consent to electronic delivery as set forth in the Award Agreement.
You have read both the Award Agreement and the Plan.  By accepting this Award Agreement, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice, and the Award Agreement. Without limiting the generality of the foregoing, by accepting this Award Agreement, you consent to the electronic delivery, if applicable, as set forth in the Award Agreement.

PARTICIPANT	VOCERA COMMUNICATIONS, INC.
Signature:	By:
Print Name:	Its:
Date:	Date:

VOCERA COMMUNICATIONS, INC.
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Vocera Communications, Inc. (the “Company”) has granted to the Participant named in the Notice of Performance Stock Unit Award (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Award Agreement”) is attached an Award consisting of Performance Stock Units (each a “Unit”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Vocera Communications, Inc. 2012 Equity Incentive Plan (the “Plan”) in effect on the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Award Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Award Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Award Agreement or the Plan.
Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned by the Plan.

1.	Definitions.

1.1
“Average Closing Share Price” means the average of the daily closing prices per Share as reported on the New York Stock Exchange for the applicable thirty (30) trading days. The Average Closing Share Price will be adjusted in each case to reflect an assumed reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, during the thirty (30) trading days ending immediately prior to the Grant Date or during the applicable Performance Period.

1.2
“Average Closing Index Component Value” means, for each component company of the Benchmark Index, the average of the daily closing prices per share of common stock of the component company for the applicable thirty (30) trading days.

1.3
“Benchmark Index Component Total Return” means, for each component company of the Benchmark Index, the percentage increase or decrease (rounded to four decimal places) in (a) the Average Closing Index Component Value for the thirty (30) trading days ending with the last trading day of the applicable Performance Period over (b) the Average Closing Index Component Value for the thirty (30) trading days ending immediately prior to the Grant Date. A company will not be considered a component company if the company is no longer included in the component index on the last day of a Performance Period by reason of a corporate transaction during an applicable Performance Period.

1.4	“Benchmark Index Percentiles” mean, for the applicable Performance Period, the percentile distribution of the Benchmark Index Component Total Returns of the component companies of the Benchmark Index.

1.5	“Corporate Transaction” shall have the same meaning as set forth in the Plan, with the closing date thereof referred to herein as the “Closing Date”.

1.6
“Corporate Transaction Performance Period” means, in the event of the closing of a Corporate Transaction before the end of the Third Performance Period, a special Performance Period beginning on the Grant Date and ending on the last trading day immediately preceding the Closing Date.

1.7
“Corporate Transaction Price” means the price per Share to be paid to the holder in accordance with the definitive agreement governing the transaction constituting the Corporate Transaction (or, in the absence of such agreement, the closing price per Share as reported on the New York Stock Exchange for the last trading day of the Corporate Transaction Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders during the Corporate Transaction Performance Period.

1.8
“Company TSR” means the total stockholder return of the Company over the applicable Performance Period, expressed as a percentage increase or decrease (rounded to four decimal places) and computed in accordance with the following formula: (A - B)/B, where:

“A” is the Average Closing Share Price ending with the last trading day of the applicable Performance Period; and
“B” is the Average Closing Share Price ending immediately prior to the Grant Date.

1.9	“Company TSR Percentile Rank” means, for the applicable Performance Period, the percentile rank of Company TSR within the range of the Benchmark Index Percentiles.

1.10
“Earned Unit” means a Unit eligible to vest as based on the achievement of Company TSR Percentile Rank within the Performance Period and the Participant’s continued Service through the Performance Period End Date pursuant to Section 2 and Section 4.

1.11
“Performance Multiplier” means, for each Performance Period, a percentage (rounded to four decimal places) determined in accordance with Section 2.1 or, in the event of the closing of a Corporate Transaction before the end of the Third Performance Period, in accordance with Section 4.3.

1.12
“Performance Period” means, as applicable, the First Performance Period, Second Performance Period or Third Performance Period, or, in the event of the closing of a Corporate Transaction before the end of the Third Performance Period, a Corporate Transaction Performance Period (the final day of such period, as applicable, the “Performance Period End Date”).

2.	Earned Units.

2.1
Determination of Performance Multiplier. The Performance Multiplier (rounded to four decimal places) for each Performance Period will be determined on the basis of the Company TSR Percentile Rank achieved for such Performance Period (and without regard to the absolute Company TSR) as follows, and will be subject to linear interpolation between Company TSR Percentile Ranks:

Company TSR Percentile Rank	Performance Multiplier
Less than 25th percentile	Zero
25th percentile	50%
50th percentile	100%
75th percentile or greater	200%

For example, if the TSR Percentile Rank is the 60th percentile, the Performance Multiplier would be 140%.
Notwithstanding the foregoing, in the event of the closing of a Corporate Transaction before the end of the Third Performance Period, the Performance Multiplier will be determined in accordance with Section 2.2(d).
2.2Determination of Earned Units. The number of Earned Units for each Performance Period will be determined as follows:
a.First Performance Period. The number of Earned Units for the First Performance Period, if any, will be equal to the product of (i) one-third of the Target Units (rounded to the nearest whole number) and (ii) the Performance Multiplier determined for the First Performance Period, provided that the maximum number of Earned Units for the First Performance Period may not exceed one-third of the Target Units.
b.Second Performance Period. The number of Earned Units for the Second Performance Period, if any, will be equal to the product of (i) one-third of the Target Units (rounded to the nearest whole number) and (ii) the Performance Multiplier determined for the Second Performance Period, provided that the maximum number of Earned Units for the Second Performance Period may not exceed one-third of the Target Units.
c.Third Performance Period. The number of Earned Units for the Third Performance Period, if any, will be equal to (i) the product of (A) the Target Units and (B) the Performance Multiplier determined for the Third Performance Period, reduced by (ii) the sum, if any, of (A) the number Earned Units for the First Performance Period and (B) the number of Earned Units for the Second Performance Period.
d.Corporate Transaction Performance Period. In the event of the closing of a Corporate Transaction before the end of the Third Performance Period, the number of Earned Units determined for the Corporate Transaction Performance Period will be equal to (i) the product of (A) the Target Units and (B) the Corporate Transaction Performance Multiplier, reduced by (ii) the sum, if any, of (A) the number Earned Units for the First Performance Period and (B) the number of Earned Units for the Second Performance Period. “Corporate Transaction Multiplier” means the Performance Multiplier determined in accordance with Section 2.1, except that, in determining the Company TSR Percentile Rank for the Corporate Transaction Performance Period, the Company TSR for the Corporate Transaction Performance Period will be determined by substituting the Corporate Transaction Price for the Average Closing Share Price on the last trading day of the applicable Performance Period.

3.	Committee Certification of Earned Units.
As soon as practicable following completion of each Performance Period, but no later than forty-five (45) days following such completion, except as provided in Section 4.3, the Committee shall determine and certify in writing the Company TSR Percentile Rank attained for such Performance Period, the resulting Performance Multiplier and the number of Units which have become Earned Units for such Performance Period (the date of such certification being the “Certification Date”); provided, however, that the Committee shall retain discretion to reduce, but not increase the number of Units that would otherwise vest as a result of the Company’s performance for the Performance Period.

4.	Vesting of Earned Units.

4.1
Normal Vesting. Earned Units with respect to a Performance Period (as determined in Section 2.2) shall vest on the applicable Certification Date subject to Participant’s continued Service through the Performance Period End Date, except as otherwise set forth in this Section 4.

4.2
Forfeiture upon Termination of Employment. If the Participant’s Service terminates for any reason prior to the applicable Performance Period End Date, all Units subject to the Award which have not become Earned Units as of the time of such termination of Service shall be forfeited to the Company and all rights of Participant to such Units shall immediately terminate. Notwithstanding the foregoing, a Participant shall be entitled to credit or acceleration of service based vesting of the Units if, and to the extent, provided in any severance agreement or employment agreement with the Company, provided, however, that provisions of this Award Agreement shall govern with respect to the determination of Earned Units, and a Participant shall not vest in any Units that are not Earned Units.

4.3	Corporate Transaction. In the event of a Corporate Transaction, the vesting of Earned Units shall be determined as follows:

a.
The number of Earned Units for each Performance Period that has ended prior to the last day of the Corporate Transaction Performance Period (all such periods, the “Completed Performance Periods”) shall be certified by the Committee no later than the Closing Date and shall be settled on the earlier of (i) in accordance with Section 5 and (ii) the Closing Date.

b.
The number of Earned Units for the Corporate Transaction Performance Period as determined pursuant to Section 2.2(d) will be multiplied by a fraction, the numerator of which equals the number of days contained in the Corporate Transaction Performance Period and the denominator of which equals the number of days contained in the Third Performance Period (the “Accelerated Units”). The Accelerated Units shall be settled within thirty (30) days following the Closing Date.

c.
That portion of the Earned Units determined in accordance with Section 4.3(b)in excess of the number of Accelerated Units shall be converted to time based vesting (such excess portion, a “Time-Vesting Unit Award”) and shall become vested in equal installments on the remaining original Performance Period End Dates (or in full, if only one such Performance Period End Date remains), provided that the Participant’s Service has not terminated prior to the applicable Performance Period End Date(s). The Units subject to the Time-Vesting Unit Award which become vested pursuant to this section shall be settled in accordance with Section 6.

d.
Notwithstanding anything to the contrary in this Award Agreement or in the Plan, in the event of a Corporate Transaction in which the Units are not assumed or replaced by the successor entity, all of the Earned Units (as determined in accordance with Section 2.2(d) and this Section 4.3) shall become vested immediately prior to the last day of the Corporate Transaction Performance Period and shall be settled within thirty (30) days following the Closing Date.

e.
Notwithstanding anything to the contrary in this Award Agreement, in the event of a Corporate Transaction, if a Participant’s severance agreement, employment agreement or other similar agreement with the Company provides for additional vesting or accelerated vesting in the event of a termination of Service in connection with a Corporate Transaction, this Award Agreement shall take account of such agreement, provided, however, that provisions of this Award Agreement shall govern with respect to the determination of Earned Units, and a Participant shall not vest in any Units that are not Earned Units.

5.	Settlement.
Except as otherwise provided by Section 4, for each vested Earned Unit, settlement shall be made within fifteen (15) days following the applicable Certification Date, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Performance Period End Date occurs.

6.	No Stockholder Rights.
Unless and until such time as Shares are issued in settlement of Earned Units, Participant shall have no ownership of the Shares allocated to the Units and shall have no right to dividends or to vote such shares.

7.	Dividend Equivalents.
Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

8.	No Transfer.
Prior to the issuance of Shares on the applicable settlement date, neither this Award nor any Units subject to this Award nor any interest therein shall be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

9.	Section 280G; Best After-Tax Result.
In the event that any payment or benefit received or to be received by Participant pursuant to this Award Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 9.2 hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Award Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

10.Compliance with Section 409A.
For purposes of this Award Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Award Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

11.	Withholding Taxes and Stock Withholding.

11.1
In General. Regardless of any action the Company or Participant’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the Units to reduce or eliminate Participant’s liability for Tax-Related Items. Participant should consult his or her personal tax advisor for more information on the actual and potential tax consequences of these Units.

11.2
Withholding. Prior to the settlement of Participant’s Units, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer. With the Committee’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to Participant when Participant’s Units are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section.

12.Miscellaneous Provisions.

12.1
Acknowledgment. The Company and Participant agree that the Units are granted under and governed by the Grant Notice, this Award Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan, (ii) represents that Participant has carefully read and is familiar with its provisions, and (iii) hereby accepts the Award subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Grant Notice.

12.2
Entire Agreement; Enforcement of Rights. This Award Agreement, the Plan and the Grant Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the issuance of Shares hereunder are superseded. No modification of or amendment to this Award Agreement, nor any waiver of any rights under this Award Agreement, shall be effective unless in writing and signed by the parties to this Award Agreement. The failure by either party to enforce any rights under this Award Agreement shall not be construed as a waiver of any rights of such party.

12.3
Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.

12.4
Governing Law; Severability. If one or more provisions of this Award Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Award Agreement, (ii) the balance of this Award Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Award Agreement shall be enforceable in accordance with its terms. This Award Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.5
No Rights as Employee, Director or Consultant. Nothing in this Award Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without cause.

12.6
Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this Award, Participant consents to the electronic delivery of the Notice, this Award Agreement, the Plan, account statements, and Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Award. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at stock@vocera.com. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stock@vocera.com. Finally, Participant understands that Participant is not required to consent to electronic delivery.

12.7
Award Subject to Company Clawback or Recoupment. The Units shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of Participant’s Units (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Units.

BY ACCEPTING THIS AWARD, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE, IN THE GRANT NOTICE AND IN THE PLAN.